 FORM 4                                                                                                 ---------------------------
                                                                                                       |      OMB APPROVAL         |
                                               U.S. SECURITIES AND EXCHANGE COMMISSION                 |---------------------------|
[ ] Check box if no longer                              WASHINGTON, D.C. 20549                         |OMB Number:    3235-0287   |
    subject to Section 16. Form                                                                        |Expires: September 30, 1998|
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |Estimated average burden   |
    continue. See Instruction 1(b).                                                                    |hours per response......0.5|
                                                                                                        ---------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

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1.Name and Address of Reporting Person(1)|2. Issuer Name and Ticker or Trading Symbol      |6. Relationship of Reporting Person
                                         |                                                 |      to Issuer (Check all applicable)
 Xirinachs    Patricia      Ann          |   Rockwell Medical Technologies Inc. RMII       |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)     |3. IRS Identification  |  4. Statement for       |           Officer (give title below)
                                         |   Number of           |     Month/Year          |     -----
                                         |   Reporting Person,   |                         |           Other (specify below)
                                         |   if an Entity        |     3/99                |     -----
 266 Half Hollow Rd.                     |   (Voluntary)         |                         |
-----------------------------------------|                       |-------------------------|----------------------------------------
               (Street)                  |                       |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                         |                       |     Date of Original    |   (Check applicable line)
                                         |                       |     (Month/Year)        | X   Form Filed by One Reporting Person
 Dix Hills        NY            11746    |                       |                         | --
-----------------------------------------|                       |                         |     Form Filed by More than One
(City)          (State)          (Zip)   |    ###-##-####        |                         |     Reporting Person
                                         |                       |                         | --
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                                         |    TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security                     |2.Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                            |  Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                         |             |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                         |             |               |                          | Owned at End| Direct  | Bene-
                                         |             |---------------|--------------------------| of Month    | (D) or  | ficial
                                         |             |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                         |(Month/Day/  |       |       |        |  or  |          |   and 4)    | (I)     | ship
 Rockwell Medical Technologies Inc.      | Year)       |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         | 3/18/99     |  S    |       | 35,000 |  D   | 2.6339   |703,000      |   D     |    -
                                         |             |       |       |        |      |          |shares       |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         | 3/23/99     |  S    |       | 2,000  |  D   | 3.125    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         | 3/24/99     |  S    |       | 2,000  |  D   | 3.375    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         | 3/24/99     |  S    |       | 3,000  |  D   | 3.375    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         | 3/26/99     |  S    |       | 5,000  |  D   | 3.625    |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
-----------------------------------------|-------------|-------|-------|--------|------|----------|-------------|---------|---------
                                         |             |       |       |        |      |          |             |         |
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:
                                                                                          Patricia Xirinachs                4/12/99
                                                                                          --------------------------------  -------
                                                                                          Signature of Reporting Person(1)    Date

  (1)Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



  Note: File three copies of this Form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


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                           (Print or Type Responses)